Exhibit 99.1

FOR IMMEDIATE RELEASE

First Commonwealth Announces Third Quarter 2012 Financial Results and Declares Third Quarter Dividend

Indiana, PA., October 24, 2012 - First Commonwealth Financial Corporation (NYSE: FCF) today reported net income of $9.8 million, or $0.09 diluted earnings per share, for the third quarter ended September 30, 2012, as compared to net income of $8.3 million, or $0.08 diluted earnings per share, in the third quarter of 2011. The increase in net income was primarily the result of higher noninterest income partially offset by decreased net interest income and higher noninterest expense. For the nine months ended September 30, 2012, net income was $33.2 million, or $0.32 diluted earnings per share, compared to net income of $21.0 million, or $0.20 diluted earnings per share, for the comparable period in 2011. Contributing to the increase in net income was a lower provision for credit losses and higher noninterest income, partially offset by lower net interest income and increased noninterest expense.

T. Michael Price, President and Chief Executive Officer, stated, “While a prolonged low-interest rate environment continues to put pressure on the net interest margin, trends in our credit quality, noninterest income and noninterest expense indicate significant opportunities ahead. Importantly, our team has achieved four consecutive quarters of loan growth, which is a crucial counterbalance to the margin pressure facing the industry.”

Net Interest Income and Net Interest Margin

Third quarter 2012 net interest income, on a fully taxable equivalent basis, decreased $1.1 million to $47.7 million as compared to the third quarter of 2011. The decrease was the result of a 27 basis point decline in the net interest margin. The net interest margin was 3.54%, 3.61% and 3.81% for the three-month periods ended September 30, 2012, June 30, 2012 and September 30, 2011, respectively. For the nine months ended September 30, 2012 net interest income, on a fully taxable equivalent basis, decreased $1.4 million to $145.1 million. The decrease was primarily due to a decline of 18 basis points in the net interest margin. The net interest margin for the nine months ended September 30, 2012 and 2011 was 3.63% and 3.81%, respectively. As the low interest rate environment continues to cause net interest margin compression, the impact of lower interest rates has been partially offset by loan growth of $240.6 million, a 6% increase, over the twelve-month period.

Credit Quality

The provision for credit losses was $6.8 million and $14.8 million for the three and nine months ended September 30, 2012, respectively, as compared to $7.0 million and $29.9 million in the prior-year periods.

For the quarter ended September 30, 2012, nonperforming loans were $93.9 million, an increase of $9.0 million from June 30, 2012 and a $68.0 million decrease from September 30, 2011. The $9.0 million increase for the third quarter of 2012 is primarily related to two commercial credits totaling $9.5 million that were placed into nonperforming status and an increase of $4.8 million for residential mortgages previously classified as 90 days and still accruing, partially offset by $5.3 million of commercial loans that were resolved.

During the third quarter of 2012, net charge-offs were $4.3 million compared to $10.0 million in the third quarter of 2011. For the nine months ended September 30, 2012, net charge-offs were $12.0 million, or 0.38% of average loans on an annualized basis, compared to $29.0 million, or 0.95% of average loans on an annualized basis, for the same period in 2011.

The allowance for credit losses as a percentage of total loans outstanding was 1.52%, 1.48% and 1.81% for September 30, 2012, June 30, 2012 and September 30, 2011, respectively.

Other Real Estate Owned (“OREO”) acquired through foreclosure was $16.0 million at September 30, 2012 and is primarily comprised of four properties, including land and commercial buildings in Pennsylvania.

Noninterest Income

Noninterest income, excluding net security gains, increased $6.9 million in the third quarter of 2012 compared to the same period last year. The increase is primarily the result of a $1.9 million termination fee for a joint venture with another financial institution, and a $3.8 million charge recorded in the third quarter of 2011 for an adverse interest rate swap mark-to-market adjustment due to the credit deterioration of a commercial customer. Also affecting third quarter 2012 and 2011 comparisons is an additional $1.7 million related to improved credit risk on the overall commercial loan interest rate swap portfolio.

For the nine months ended September 30, 2012, noninterest income, excluding net security gains, increased $11.2 million when compared to the same period of 2011, primarily attributable to the aforementioned $1.9 million termination fee for a discontinued joint venture, $2.9 million in gains on loans held-for-sale which were sold in the first and second quarters of 2012, the aforementioned swap charge on a troubled commercial loan relationship in 2011 and $0.8 million in card-related income. Also affecting the year-over-year comparisons were a $1.1 million gain on the exiting of a private equity investment in 2011, a $0.7 million decrease in letter of credit fees, a decrease of $0.3 million of revenue from an OREO property that was sold in the first quarter of 2012 and a $0.2 million decline in revenue from wealth management. The swap-related increase was comprised of $0.5 million of increased fees and $6.8 million due to an improved swap portfolio credit profile that was primarily related to the aforementioned commercial credit relationship.

There were $0.2 million of net security gains for the three and nine months ending September 30, 2012 compared to $2.2 million for the nine-month period ending September 30, 2011. The 2011 gains were primarily the result of a $1.5 million realized gain from the sale of an equity security.

Noninterest Expense

Noninterest expense increased $3.6 million, or 9%, in the third quarter of 2012 from the third quarter of 2011. The increase is primarily related to a $3.5 million charge recorded in connection with a loss pertaining to an external fraud. Collection efforts related to the fraud are ongoing and the charge represents the full amount of the loss and does not include the impact of any recovery. Recoveries, if they were to occur, would be recorded in the period when the recovery is received.

Staff expense increased $0.9 million due to higher incentives on new business and normal merit increases. Data processing costs pertaining to the development of new systems increased $0.5 million. Loan collection and repossession expense decreased $0.7 million and professional consulting expense decreased $0.7 million during the period.

For the nine months ended September 30, 2012, as compared to the same period last year, noninterest expense increased $5.1 million, or 4%. The increase was primarily attributable to the aforementioned fraud of $3.5 million, an increase of $2.3 million in salaries and employee benefits primarily a result of increasing the number of positions within business development areas and expanded incentive programs to encourage new business production, which were partially offset by efficiencies and refinements in our support and retail distribution areas, a $1.2 million increase in the expense for unfunded commitments and a $0.9 million increase in data processing for the development of new systems. Also affecting the year-over-year comparisons were decreases of $0.8 million in professional consulting, $0.4 million in collection and repossession expense, $0.5 million in FDIC insurance and $0.8 million in occupancy expense.

Full-time equivalent staff was 1,412 and 1,479 for the periods ended September 30, 2012 and 2011, respectively. The efficiency ratio, calculated as total noninterest expense as a percentage of total revenue (total revenue consists of net interest income, on a fully taxable equivalent basis, plus total noninterest income, excluding net impairment losses and net security gains), was 68% for the nine months ended September 30, 2012 as compared to 69% during the same period in 2011.

Dividend/Buybacks

First Commonwealth Financial Corporation declared a common stock quarterly dividend of $0.05 per share on October 24, 2012 which is payable on November 16, 2012 to shareholders of record as of November 5, 2012. This dividend represents a 3% projected annual yield utilizing the September 30, 2012 closing market price of $7.05 and a 67% increase from last year.

On June 19, 2012, First Commonwealth announced a $50.0 million common stock repurchase program effective until December 31, 2012. As of September 30, 2012, First Commonwealth has purchased 1,341,900 shares at an average price of $6.79 per share.

First Commonwealth’s capital ratios for leverage, Total and Tier I were 11.7%, 14.9% and 13.7%, respectively on September 30, 2012.

Conference Call

First Commonwealth will host a quarterly conference call to discuss its financial results for the third quarter of 2012 on Wednesday, October 24, 2012 at 2:00 PM (ET). The call can be accessed by dialing (toll free) 1-877-317-6789 or through First Commonwealth’s web page, http://www.fcbanking.com via the “Investor Relations” link. A replay of the call will be available approximately one hour following the conclusion of the conference. A link to the call replay will be accessible at this web page for 30 days.

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $6.0 billion financial holding company headquartered in Indiana, Pennsylvania. It operates 112 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Forward-Looking Statements

This release contains forward-looking statements about First Commonwealth’s future plans, strategies and financial performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Such statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control and may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. These risks and uncertainties include, among other things, the following: continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Law and other legal and regulatory changes; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk; and other risks and uncertainties described in our reports filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contact:

Media:

Susie Barbour

Media Relations Supervisor

724-463-5618

Investor Relations:

Robert E. Rout

Executive Vice President and Chief Financial Officer

724-349-7220

###

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands, except per share data)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
SUMMARY RESULTS OF OPERATIONS

Net interest income (FTE)(1)	$47,704	$48,008	$48,768	$145,099	$146,461
Provision for credit losses	6,754	4,297	6,975	14,838	29,904
Noninterest income	17,855	16,096	10,799	51,331	42,191
Noninterest expense	44,765	41,848	41,121	133,365	128,250
Net income	9,847	12,321	8,326	33,219	20,991

Earnings per common share (diluted)	$0.09	$0.12	$0.08	$0.32	$0.20

KEY FINANCIAL RATIOS

Return on average assets	0.66%	0.83%	0.58%	0.75%	0.49%
Return on average shareholders’ equity	5.07%	6.41%	4.29%	5.76%	3.69%
Efficiency ratio(2)	68.45%	65.28%	69.03%	67.95%	68.78%
Net interest margin (FTE)(1)	3.54%	3.61%	3.81%	3.63%	3.81%

Book value per common share	$7.45	$7.38	$7.33
Tangible book value per common share(4)	5.88	5.82	5.77
Market value per common share	7.05	6.73	3.70
Cash dividends declared per common share	0.05	0.05	0.03	$0.13	$0.09

ASSET QUALITY RATIOS

Allowance for credit losses as a percent of end-of-period loans	1.52%	1.48%	1.81%
Allowance for credit losses as a percent of nonperforming loans	68.27%	72.61%	44.55%
Nonperforming loans as a percent of end-of-period loans	2.23%	2.04%	4.07%
Nonperforming assets as a percent of total assets	1.85%	1.76%	3.47%
Net charge-offs as a percent of average loans (annualized)	0.41%	0.33%	1.00%

CAPITAL RATIOS

Shareholders’ equity as a percent of total assets	12.98%	12.99%	13.59%
Tangible common equity as a percent of tangible assets(3)	10.54%	10.54%	11.01%
Leverage Ratio	11.69%	11.76%	12.18%
Risk Based Capital - Tier I	13.68%	13.91%	13.85%
Risk Based Capital - Total	14.93%	15.16%	15.11%

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands, except share data)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011

INCOME STATEMENT
Interest income	$53,880	$54,712	$57,600	$165,208	$175,058
Interest expense	7,230	7,794	10,120	23,470	32,824

Net Interest Income	46,650	46,918	47,480	141,738	142,234
Taxable equivalent adjustment(1)	1,054	1,090	1,288	3,361	4,227

Net Interest Income (FTE)	47,704	48,008	48,768	145,099	146,461

Provision for credit losses	6,754	4,297	6,975	14,838	29,904

Net Interest Income after Provision for Credit Losses (FTE)	40,950	43,711	41,793	130,261	116,557

Changes in fair value on impaired securities	1,374	(1,323)	(2,535)	1,549	(218)
Non-credit related (gains) losses on securities not expected to be sold (recognized in other comprehensive income)	(1,374)	1,323	2,535	(1,549)	218

Net Impairment Losses	0	0	0	0	0

Net securities gains	163	0	0	163	2,185
Trust income	1,631	1,607	1,603	4,780	5,085
Service charges on deposit accounts	3,736	3,737	3,836	10,975	11,010
Insurance and retail brokerage commissions	1,844	1,670	1,698	4,938	4,876
Income from bank owned life insurance	1,465	1,459	1,411	4,369	4,158
Gain on sale of assets	757	1,444	790	4,316	2,272
Card related interchange income	3,260	3,285	3,053	9,659	8,895
Other income	4,999	2,894	(1,592)	12,131	3,710

Total Noninterest Income	17,855	16,096	10,799	51,331	42,191

Salaries and employee benefits	21,280	22,363	20,418	65,401	63,092
Net occupancy expense	3,235	3,303	3,506	9,942	10,733
Furniture and equipment expense	3,118	3,024	3,092	9,326	9,407
Data processing expense	1,987	1,796	1,533	5,346	4,482
Pennsylvania shares tax expense	1,510	1,510	1,434	4,203	4,046
Intangible amortization	367	371	384	1,109	1,163
Collection and repossession expense	1,281	670	1,961	4,650	5,003
Other professional fees and services	1,028	940	1,706	3,167	3,930
FDIC insurance	1,258	1,262	1,177	3,757	4,260
Loss on sale or write-down of assets	426	500	159	4,215	4,674
Operational losses	3,657	250	186	4,033	408
Other operating expenses	5,618	5,859	5,565	18,216	17,052

Total Noninterest Expense	44,765	41,848	41,121	133,365	128,250

Income before Income Taxes	14,040	17,959	11,471	48,227	30,498
Taxable equivalent adjustment(1)	1,054	1,090	1,288	3,361	4,227
Income tax provision	3,139	4,548	1,857	11,647	5,280

Net Income	$9,847	$12,321	$8,326	$33,219	$20,991

Shares Outstanding at End of Period	103,890,029	104,728,846	104,906,994	103,890,029	104,906,994
Average Shares Outstanding Assuming Dilution	104,098,383	104,901,239	104,728,915	104,595,396	104,678,436

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands)

	September 30,	June 30,	September 30,
	2012	2012	2011
BALANCE SHEET (Period End)

Assets
Cash and due from banks	$85,183	$82,659	$84,810
Interest-bearing bank deposits	3,881	3,839	5,036
Securities	1,163,301	1,195,118	1,077,091

Loans	4,214,299	4,159,531	3,973,723
Allowance for credit losses	(64,114)	(61,676)	(72,117)

Net loans	4,150,185	4,097,855	3,901,606

Goodwill and other intangibles	162,690	163,057	164,170
Other assets	398,398	404,288	425,349

Total Assets	$5,963,638	$5,946,816	$5,658,062

Liabilities and Shareholders’ Equity
Noninterest-bearing demand deposits	$858,003	$823,880	$769,178

Interest-bearing demand deposits	97,834	98,937	96,122
Savings deposits	2,433,065	2,415,860	2,383,288
Time deposits	1,105,532	1,123,285	1,236,290

Total interest-bearing deposits	3,636,431	3,638,082	3,715,700

Total deposits	4,494,434	4,461,962	4,484,878

Short-term borrowings	461,770	474,264	173,779
Long-term borrowings	180,471	181,120	178,459

Total borrowings	642,241	655,384	352,238

Other liabilities	53,072	56,980	51,954
Shareholders’ equity	773,891	772,490	768,992

Total Liabilities and Shareholders’ Equity	$5,963,638	$5,946,816	$5,658,062

	For the Three Months Ended						For the Nine Months Ended
	September 30,	Yield/	June 30,	Yield/	September 30,	Yield/	September 30,	Yield/	September 30,	Yield/
	2012	Rate	2012	Rate	2011	Rate	2012	Rate	2011	Rate
NET INTEREST MARGIN (Quarterly and Year-to-Date Averages)

Assets
Loans (FTE)(1)	$4,186,446	4.50%	$4,144,470	4.61%	$3,993,225	5.01%	$4,148,937	4.64%	$4,073,871	5.04%
Securities and interest bearing bank deposits (FTE)(1)	1,175,476	2.55%	1,210,889	2.76%	1,079,761	3.12%	1,189,739	2.74%	1,062,186	3.25%

Total Interest-Earning Assets (FTE)(1)	5,361,922	4.08%	5,355,359	4.19%	5,072,986	4.61%	5,338,676	4.22%	5,136,057	4.67%
Noninterest-earning assets	588,954		589,888		598,314		593,883		588,971

Total Assets	$5,950,876		$5,945,247		$5,671,300		$5,932,559		$5,725,028

Liabilities and Shareholders’ Equity
Interest-bearing demand and savings deposits	$2,530,100	0.16%	$2,553,412	0.17%	$2,479,455	0.31%	$2,553,173	0.18%	$2,471,953	0.33%
Time deposits	1,101,991	1.45%	1,165,009	1.58%	1,296,831	1.89%	1,156,689	1.55%	1,385,857	1.99%
Short-term borrowings	485,754	0.25%	422,361	0.27%	167,969	0.44%	414,451	0.26%	166,094	0.44%
Long-term borrowings	181,038	4.10%	183,890	4.09%	179,033	4.07%	190,720	4.00%	181,261	4.09%

Total Interest-Bearing Liabilities	4,298,883	0.67%	4,324,672	0.72%	4,123,288	0.97%	4,315,033	0.73%	4,205,165	1.04%
Noninterest-bearing deposits	824,784		796,555		726,895		795,443		709,536
Other liabilities	53,823		50,724		51,667		51,627		48,775
Shareholders’ equity	773,386		773,296		769,450		770,456		761,552

Total Noninterest-Bearing Funding Sources	1,651,993		1,620,575		1,548,012		1,617,526		1,519,863

Total Liabilities and Shareholders’ Equity	$5,950,876		$5,945,247		$5,671,300		$5,932,559		$5,725,028

Net Interest Margin (FTE) (annualized)(1)		3.54%		3.61%		3.81%		3.63%		3.81%

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands)

	September 30,	June 30,	September 30,
	2012	2012	2011
ASSET QUALITY DETAIL

Nonperforming Loans:

Loans on nonaccrual basis	$40,704	$33,457	$105,721
Troubled debt restructured loans on nonaccrual basis	46,026	45,235	21,663
Troubled debt restructured loans on accrual basis	7,176	6,251	34,500

Total Nonperforming Loans	$93,906	$84,943	$161,884
Other real estate owned (“OREO”)	16,016	19,140	33,254
Repossessions (“Repo”)	617	663	1,109

Total Nonperforming Assets	$110,539	$104,746	$196,247
Loans past due in excess of 90 days and still accruing	$2,998	$10,587	$12,566
Criticized loans	269,041	272,517	400,063
Nonperforming assets as a percentage of total loans, plus OREO and Repos	2.61%	2.51%	4.90%
Allowance for credit losses	$64,114	$61,676	$72,117

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
Net Charge-offs:

Commercial, financial, agricultural and other	$1,197	$1,717	$611	$4,590	$3,307
Real estate construction	1,987	114	6,522	2,235	14,570
Commercial real estate	27	278	1,268	382	6,679
Residential real estate	481	593	964	2,653	2,568
Loans to individuals	624	651	659	2,098	1,892

Net Charge-offs	$4,316	$3,353	$10,024	$11,958	$29,016

Net charge-offs as a percentage of average loans outstanding (annualized)	0.41%	0.33%	1.00%	0.38%	0.95%
Provision for credit losses as a percentage of net charge-offs	156.49%	128.15%	69.58%	124.08%	103.06%
Provision for credit losses	$6,754	$4,297	$6,975	$14,838	$29,904

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands, except per share data)

RECONCILIATION OF NON-GAAP MEASURES

(1)	Net interest income has been computed on a fully taxable equivalent basis (“FTE”) using the 35% federal income tax statutory rate.
(2)

Efficiency ratio is “total noninterest expense” as a percentage of total revenue. Total revenue consists of “net interest income, on a fully taxable equivalent basis, “ plus “total noninterest income,” excluding “net impairment losses” and “net securities gains.”

	September 30,	June 30,	September 30,
	2012	2012	2011
Tangible Equity:
Total shareholders’ equity	$773,891	$772,490	$768,992
Less: intangible assets	162,690	163,057	164,170

Tangible Equity	611,201	609,433	604,822
Less: preferred stock	0	0	0

Tangible Common Equity	$611,201	$609,433	$604,822

Tangible Assets:
Total assets	$5,963,638	$5,946,816	$5,658,062
Less: intangible assets	162,690	163,057	164,170

Tangible Assets	$5,800,948	$5,783,759	$5,493,892

(3)Tangible Common Equity as a percentage of Tangible Assets	10.54%	10.54%	11.01%

Shares Outstanding at End of Period	103,890,029	104,728,846	104,906,994
(4)Tangible Book Value Per Common Share	$5.88	$5.82	$5.77

Note: Management believes that it is a standard practice in the banking industry to present these non-gaap measures. These measures provide useful information to management and investors by allowing them to make peer comparisons.